SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

June 30, 2003

Date of Report (Date of earliest event reported)

INERGY, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	0-32453	43-1918951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

Two Brush Creek Boulevard, Suite 200

Kansas City, MO 64112

(Address of principal executive offices)

(816) 842-8181

(Registrant’s telephone number, including area code)

Item 5. Other Events

On June 30, 2003, the registrant (Inergy, L.P.) issued a press release announcing that it has reached an agreement to acquire the propane assets of United Propane, Inc. The press release is as follows:

Inergy, L.P. Enters into an Agreement to Acquire United Propane, Inc. of Maryland

Inergy Expanding Retail Operations into Mid-Atlantic Region

Kansas City, MO (June 30, 2003)–Inergy, L.P. (Nasdaq: NRGY), announced today that it has reached an agreement to acquire substantially all of the propane assets of United Propane, Inc., headquartered in Millersville, Maryland. The acquisition will be Inergy’s 20th retail propane acquisition since its founding in 1996.

The consideration for the assets will be a combination of common units, senior subordinated units, cash and certain assumed liabilities. The transaction is expected to be immediately accretive on a distributable cash flow per unit basis. As a significant Inergy unitholder, Robert Pascal, owner of United Propane, is anticipated to join the Inergy Board of Directors.

United Propane was founded in 1943 and is the 24th largest retailer and distributor of propane in the country. The Company delivered approximately 23 million gallons of propane in the last twelve months and serves nearly 30,000 customers from 12 customer service centers in Maryland, Delaware and West Virginia. As a result of this acquisition, United Propane will become a new regional brand name for Inergy in the mid-Atlantic region of the United States. Darshanna Patel, current president of United Propane, will retain her position, along with other members of United Propane’s senior management team.

“The decision to sell United Propane was a difficult one since we have been in business for 60 years,” said Robert Pascal. “The company has grown tremendously as a result of our hard-working and dedicated employees and our loyal customer base, many of whom are good friends to the company. Inergy was chosen because I believe the company’s management team has the integrity and enthusiasm to continue to take good care of our employees and our customers. I know United Propane will be in good hands.”

John Sherman, President and CEO of Inergy added, “We appreciate the confidence that Bob Pascal is demonstrating through this major investment in our company. United Propane is a well-managed organization and an excellent fit with Inergy’s growth strategy – to expand into higher-than-average population growth areas, diversify our geographical footprint and continue to make accretive acquisitions of quality propane companies with proven management. We look forward to welcoming the United employees to Inergy.”

A conference call to discuss this transaction and the business outlook, along with other recently announced expansion plans, including the EOTT Energy, L.P. assets and the Dominion Resources supply and marketing agreement, will be held on Monday, July 7, 2003 at 11:00 a.m. central time. The call in number for that call is 1-800-821-1449. A digital recording of the call will be available for two weeks following by dialing 1-877-519-4471 and entering the pass code 4026922.

Inergy, L.P. – headquartered in Kansas City, Missouri – is among the fastest growing Master Limited Partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today Inergy serves nearly 210,000 retail customers from 109 customer service centers throughout the eastern half of the United States. The company also operates a growing supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in The United States and Canada.

Corporate news, unit prices and additional information about Inergy are available on the company’s web site, www.InergyPropane.com.

This news release contains forward-looking statements, which are statements that are not historical in nature such as the consummation of the proposed transaction, the immediately accretive nature of this transaction, and our plans to continue growth through the execution of accretive acquisitions. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect,

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actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements, are weather conditions that vary significantly from historically normal conditions; our success in hedging our inventory positions; the general level of petroleum product demand, and the availability of propane supplies; the price of propane to the consumer compared to the price of alternative and competing fuels; our ability to generate available cash for distribution to unitholders; the costs and effects of legal and administrative proceedings against us or which may be brought against us; the satisfaction of customary closing conditions for proposed acquisitions; and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

For more information, contact Mary Adams in Inergy’s Investor Relations department at 816-842-8181 or investorrelations@inergyservices.com.

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INERGY, L.P.

By:	INERGY GP, LLC, Its Managing General Partner

By:	/S/ LAURA L. OZENBERGER
Laura L. Ozenberger Vice President — General Counsel and Secretary

Date: July 1, 2003

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